Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Brookfield Property Partners L.P.’s Registration Statement Nos. 333-218503 and 333-218504 on Form F-3 and Registration Statement Nos. 333-196622 and 333-203042 on Form S-8 of our report dated February 22, 2018, relating to the consolidated financial statements and financial statement schedule of GGP Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of a new accounting standard), appearing in this Annual Report on Form 20-F of Brookfield Property Partners L.P. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 9, 2018